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                                                     EXHIBIT (2)(c)

                     STATE STREET RESEARCH TAX-EXEMPT TRUST

                         Amendment No. 2 to the By-Laws


         Section 3.2 of Article 3 of the By-Laws of State Street Research Tax-Exempt Trust (the "Trust") is hereby amended in its entirety to read as follows:

                  "3.2     ELECTION. The President, the Treasurer and the
                  Secretary shall be elected and other officers, if any, may be elected or appointed, by the Trustees at any time. Vacancies in any office may be filled at any time."


         Section 3.3 of Article 3 of the By-Laws of the Trust is hereby amended in its entirety to read as follows:

                  "3.3     TENURE. The President, the Treasurer, the Secretary
                  and any other officers shall hold office until their respective successors are chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees."


         Section 6.1 of Article 6 of the By-Laws of the Trust is hereby amended in its entirety to read as follows:

                  "6.1     GENERAL. The fiscal year of the Trust or any
                  Sub-Trust shall be fixed by resolution of the Trustees. The Trust and any Sub-Trusts may have different fiscal years."

         This amendment is adopted pursuant to authorization by Trustees on August 2, 2000.


                                       By: /s/ Darman A. Wing
                                           ---------------------------
                                           Darman A. Wing
                                           Assistant Secretary